U.S. SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549

                                     FORM 12B-25

                             NOTIFICATION OF LATE FILING

                                   (Check One):

                                                              SEC FILE NUMBER
                                                                  0-28282

                                                                 CUSIP NUMBER


                     [X]Form 10-K and Form 10-KSB  [ ]Form 20-F
                     [ ] Form 11-K [ ]Form 10-Q and Form 10-QSB [ ]Form N-SAR
                     For Period Ended:   September 30, 1998
                     [ ] Transition Report on Form 10-K
                     [ ] Transition Report on Form 20-F
                     [ ] Transition Report on Form 11-K
                     [ ] Transition Report on Form 10-Q
                     [ ] Transition Report on Form N-SAR
                     For the Transition Period Ended:


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          Read Attached Instruction Sheet Before Preparing Form. Please Print
      or Type.
          Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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          If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:  Not Applicable.

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                           PART I - REGISTRANT INFORMATION

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      Full Name of Registrant:      The Lion Brewery, Inc.
                                    ----------------------------

      Former Name If Applicable:              N/A
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               700 North Pennsylvania Avenue, Wilkes Barre, PA  18703
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                        Address of Principal Executive Office
                    (Street and Number), City, State and Zip Code


                          PART II - RULES 12b-25(b) AND (c)

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      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      [x]    (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      [x]    (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      [ ]    (c)  The accountant's statement or other exhibit required by
      Rule 12b-25(c) has been attached if applicable.

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                                 PART III - NARRATIVE
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      State below in reasonable detail the reasons why Form 10-K and 10-KSB,
      20-F, 11-K, 10-Q and 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.


           The Registrant is being acquired and expected to deregister before its 10-K was required to be filed. The acquisition was recently delayed to January 11, 1999 and the Registrant was not prepared to file on a timely basis.

                                             (Attach Extra Sheets if Needed)


                           PART IV - OTHER INFORMATION
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      (1)  Name and telephone number of person to contact in regard to this notification

             Patrick E. Belardi                 (717)          823-8801
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                  (Name)                      (Area Code)    (Telephone Number)

      (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section
      30 of the Investment Company Act of 1940 during the preceding
      12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                              [X]Yes  [ ]No


      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                             [ ]Yes  [X]No

           If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                            The Lion Brewery, Inc.
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                  (Name of Registrant as specified in charter)

      has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

      Date:  December 30, 1998          By:  /s/ Patrick E. Belardi
                                           ----------------------------------
                                           Name:     Patrick E. Belardi
                                           Title:    Vice President and Chief
                                                     Financial Officer


      INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                      ATTENTION

          Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C.) 1001).

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